Exhibit 99.1

P&F INDUSTRIES REPORTS IMPROVED THIRD QUARTER RESULTS

FARMINGDALE, N.Y., November 12, 2003 - P&F Industries, Inc. (Nasdaq NM: PFIN), today announced results from operations for the third quarter ended September 30, 2003.

THIRD QUARTER AND NINE MONTHS RESULTS

Revenues for the third quarter of 2003 increased 12.4% to $23.7 million, compared to $21.1 million for the third quarter of 2002.  Net income for the third quarter of 2003 was $817,692, or $0.23 per share on a diluted basis, compared to $777,006, or $0.22 per share on a diluted basis, for the third quarter of 2002.

Revenues for the nine months ended September 30, 2003 increased 14.2% to $64.9 million, compared to $56.8 million for the third quarter of 2002.  Net income for the nine months ended September 30, 2003 was $2,376,816, or $0.66 per share on a diluted basis.  Income before cumulative effect of change in accounting principle for the nine months ended September 30, 2002, which excluded a one-time after-tax charge to earnings of $3.2 million, was $2,290,167, or $0.64 per share on a diluted basis.  This charge to earnings, recorded as of January 1, 2002, resulted from a change in accounting principle regarding goodwill associated with the 1998 acquisition of Green Manufacturing.  After giving effect to the charge for the goodwill write-down, the net loss for the nine months ended September 30, 2002 was $948,951, or $0.26 per share on a diluted basis.

P&F Chairman of the Board, President and Chief Executive Officer Richard Horowitz commented, “Revenue growth in the third quarter came from all of our subsidiaries, led principally by Florida Pneumatic and Countrywide Hardware.  Revenue growth at Countrywide Hardware was driven by stronger-than-expected housing starts in the Southeast.”

Florida Pneumatic’s revenues for the third quarter of 2003 increased 10.8% to $12.4 million, compared to $11.2 million for the third quarter of 2002, due primarily to increased retail promotional sales by two major customers.  This gain was partially offset by lower revenue from industrial accounts, as these customers reduced inventories.  Gross profit at Florida Pneumatic decreased from 34.0% to 30.7%, primarily as a result of these promotional sales and price concessions given to a major account in the fourth quarter of 2002.

Mr. Horowitz stated, “Although we are pleased by the revenue growth at Florida Pneumatic this quarter, lower gross margins offset the gain.  As a result, absolute dollar margins did not improve over the prior period.  We also recently learned that Florida Pneumatic will lose its third largest customer effective January 2004.  This account is expected to generate approximately $4.4 million in revenues in 2003.  We believe that maintaining the account would have required eliminating all margins or converting to an inferior product, which management felt was not in the best long-term interests of the Company.  While it will take some time to recapture this lost revenue, we are committed to developing new opportunities for growth while continuing to reduce costs to mitigate the impact of this unfortunate event.”

At Countrywide Hardware, revenues for the third quarter of 2003 increased 13.9% to $5.3 million, compared to $4.6 million for the third quarter of 2002, due primarily to increased sales at new fencing accounts and stronger-than-expected housing starts in the Southeast.  This was partially offset by continued weak sales in the retail channel, which was compounded by lost sales to one customer that declared bankruptcy in the first quarter of 2003.  Gross profit at Countrywide Hardware increased from 32.1% to 35.1%, due primarily to a favorable product mix, which was partially offset by lower overhead absorption.

Mr. Horowitz commented, “We continue to be very pleased with the performance at Countrywide Hardware.  Revenues in our OEM business are very strong, which has more than offset weakness in our retail hardware line. In addition, I am pleased to report that Christopher Kliefoth joined us as President of Nationwide Industries this past quarter.  Chris brings strong sales expertise and extensive industry knowledge to the position, and more than 20 years of manufactured product sales and management experience.  Furthermore, he possesses the necessary leadership to attract, develop and retain the very best people to service and support Nationwide’s customers.”

Green Manufacturing’s revenues for the third quarter of 2003 increased 15.8% to $3.5 million, compared to $3.0 million for the third quarter of 2002, due primarily to continued positive response to the new log splitter cylinder product line introduced earlier in the year and, to a lesser extent, to general improvement in our overall cylinder lines.  This was partially offset by continued weak sales in the access product line.  Gross profit at Green increased from 8.1% to 10.6%, due primarily to the increased sales and overhead absorption, which was partially offset by an unfavorable product mix.

Commented Mr. Horowitz, “We are pleased by Green’s performance this quarter, as the revenue increase was produced without the benefit of an improving market and despite continued weak sales in our access product line.  We are optimistic about Green’s future.”

Embassy’s revenues for the third quarter of 2003 increased 13.1% to $2.5 million, compared to $2.2 million for the third quarter of 2002, due primarily to an increase in baseboard and boiler sales.  This was partially offset by weak radiant sales, which were impacted by product shortages as Embassy transitioned to new and improved tubing.  Gross margins at Embassy weakened from 29.8% to 27.7%, reflecting an unfavorable product mix.

Mr. Horowitz commented, “We have made some progress at Embassy in 2003, despite continued weakness in the heating market, particularly with the introduction of our new Falcon commercial line of heating products.  As a result, we remain optimistic about our boiler and commercial business growth, even though we expect the near-term impact on overall results to be nominal.

Furthermore, although we have seen improvement in baseboard sales, this mature market continues to be extremely competitive.”

2003 UPDATE

Concerning anticipated performance, Mr. Horowitz stated, “For the fourth quarter of 2003, we expect overall results to improve slightly, reflecting overall revenue increases and cost reductions.  Revenues at Florida Pneumatic are expected to decrease approximately 5%, due to price concessions given to a major customer in the fourth quarter of 2002.  Countrywide’s revenues are expected to increase 5%-10%, due to continued growth in both the OEM and retail segments.  Revenues at Green are expected to increase 5%-10%, as several new accounts begin to order product and the access product line strengthens.  Revenues at Embassy are expected to be flat relative to the fourth quarter of 2002.”

Mr. Horowitz continued, “We expect gross profits for the fourth quarter to be between 29% and 30%.  Selling, general and administrative expenses as a percentage of revenues are expected to be approximately 23%.  Interest expense should decrease compared to the fourth quarter of 2002, as we anticipate that both average borrowings and interest rates will be lower than in 2002.  As a result, we anticipate overall profits to increase 10%-20% for the quarter.”

OTHER INFORMATION

P&F Industries has scheduled a conference call for today at 11:00 a.m. Eastern time to discuss its third quarter results.  Investors and other interested parties can listen to the call by dialing 706-634-0167, or via a live webcast accessible at www.pfina.com.  To listen, please register and download audio software at the site at least 15 minutes prior to the call.  The webcast will be archived on P&F’s Web site, and a telephone replay of the call will be available through Nov. 14, beginning at 2 p.m. Eastern time on Nov. 12, at 800-642-1687 or 706-645-9291, conference ID #3600562.

P&F Industries, Inc., through its four wholly-owned subsidiaries, Florida Pneumatic Manufacturing Corporation, Countrywide Hardware, Inc., Green Manufacturing, Inc. and Embassy Industries, Inc., manufactures and/or imports air-powered tools, hydraulic cylinders, baseboard and radiant heating products, and residential and commercial hardware.  P&F’s products are sold under their own trademarks, as well as under the private labels of major manufacturers and retailers.

This is a “Safe-Harbor” Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including those related to the Company’s future performance, are based upon the Company’s historical performance and on current plans, estimates and expectations, which are subject to various risks and uncertainties, including, but not limited to, the impact of competition, product demand and pricing.  These risks could cause the Company’s actual results for the 2003 fiscal year and beyond to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

P&F Industries, Inc.	Lippert/Heilshorn & Associates, Inc.
Joseph A. Molino, Jr.	Jody Burfening
Chief Financial Officer	Investor Relations
631-694-1800	212-838-3777
www.pfina.com

P & F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (Unaudited)

	September 30, 2003	December 31, 2002
	(rounded)	(rounded)

Cash	$1,163,000	$1,024,000
Accounts receivable — net	14,598,000	10,864,000
Inventories	21,263,000	19,580,000
Deferred income taxes	695,000	695,000
Prepaid expenses and other	1,199,000	1,081,000

Total current assets	38,918,000	33,244,000

Property and equipment	25,579,000	24,908,000
Less: accumulated depreciation	12,599,000	11,409,000

Net property and equipment	12,980,000	13,499,000

Deferred income taxes	1,377,000	1,377,000

Goodwill, net of accumulated amortization	9,683,000	9,239,000

Other intangible assets, net of accumulated amortization	1,906,000	2,305,000

Other assets	126,000	119,000

Total assets	$64,990,000	$59,783,000

Short-term borrowings	$9,500,000	$4,500,000
Accounts payable	3,241,000	2,860,000
Accrued liabilities	4,293,000	4,363,000
Deferred income taxes	210,000	210,000
Current maturities of long-term debt	1,509,000	1,403,000

Total current liabilities	18,753,000	13,336,000

Long-term debt, less current maturities	9,240,000	11,592,000

Deferred income taxes	1,031,000	1,031,000

Total liabilities	29,024,000	25,959,000

Total shareholders’ equity	35,966,000	33,824,000

Total liabilities and shareholders’ equity	$64,990,000	$59,783,000

P & F INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
	(rounded)	(rounded)	(rounded)	(rounded)

Revenues	$23,703,000	$21,082,000	$64,923,000	$56,845,000

Costs and expenses
Cost of sales	16,968,000	14,864,000	45,047,000	39,389,000
Selling, administrative and general	5,150,000	4,680,000	15,209,000	13,193,000
Interest — net	172,000	233,000	555,000	498,000

	22,290,000	19,777,000	60,811,000	53,080,000

Income before taxes on income and cumulative effect of change in accounting principle	1,413,000	1,305,000	4,112,000	3,765,000

Taxes on income	595,000	528,000	1,735,000	1,475,000

Income before cumulative effect of change in accounting principle	818,000	777,000	2,377,000	2,290,000

Cumulative effect of change in accounting principle	—	—	—	(3,239,000)

Net income (loss)	$818,000	$777,000	$2,377,000	$(949,000)

P & F INDUSTRIES, INC. AND SUBSIDIARIES

EARNINGS (LOSS) PER SHARE (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
	(rounded)	(rounded)	(rounded)	(rounded)

Weighted average common shares outstanding

Basic	3,504,000	3,517,000	3,505,000	3,511,000

Diluted	3,585,000	3,580,000	3,579,000	3,583,000

Net income (loss) per Class A Common Share

Basic
Income before cumulative effect of change in accounting principle	$.23	$.22	$.68	$.65

Cumulative effect of change in accounting principle	—	—	—	(.92)

Net income (loss)	$.23	$.22	$.68	$(.27)

Diluted
Income before cumulative effect of change in accounting principle	$.23	$.22	$.66	$.64

Cumulative effect of change in accounting principle	—	—	—	(.90)

Net income (loss)	$.23	$.22	$.66	$(.26)